Exhibit 99.1

Ocata Therapeutics Approved for Listing on NASDAQ

Trading under Ticker “OCAT” to Begin Today, February 26, 2015

MARLBOROUGH, Mass. — February 26, 2015, — Ocata Therapeutics, Inc. (“Ocata”; NASDAQ Global Market: OCAT), a clinical stage biotechnology company developing regenerative ophthalmology therapeutics, today announced that it has received notice that the NASDAQ Listing Qualifications Department has approved its application to list the Company’s common stock on the NASDAQ Global Market, effective with the opening of trading today, February 26, 2015, under the ticker symbol “OCAT”.

“This is a significant step in the Company’s evolution and crucial to our long-term corporate strategy,” stated Ted Myles, Chief Operating Officer and Chief Financial Officer, of Ocata. “The NASDAQ Global Market is the right place for a biotechnology company like Ocata, with an advanced clinical stage pipeline, to be listed and we are pleased to become part of this prestigious exchange.”

Following meetings with various regulatory bodies, Ocata expects to initiate both its Pivotal program for Stargardt’s disease (“SMD”) and Phase 2 age-related macular degeneration (“AMD”) trials in the near term, using retinal pigment epithelium (“RPE”) cells.  The purpose of the pivotal SMD trial is to determine efficacy and safety, as well as to assess relevant functional and anatomical parameters of cell transplantation using an untreated control group, with the intent of bringing a product to market potentially as early as 2019.

“Following publication of our Phase 1 data in The Lancet in October 2014 and given continuing safety data from ongoing studies, we are excited by the prospect of initiating these controlled clinical trials”, said Paul K. Wotton, Ph.D., President and Chief Executive Officer, of Ocata. “We continue to believe that our RPE therapy may provide breakthrough treatments for both SMD and dry AMD and we are committed to help patients with these potentially devastating diseases where no current therapy exists”.

About Ocata Therapeutics, Inc.

Ocata Therapeutics, Inc. is a clinical stage biotechnology company focused on the development and commercialization of Regenerative Ophthalmology therapeutics. Ocata’s most advanced products are in clinical trials for the treatment of Stargardt’s macular degeneration, dry age-related macular degeneration, and myopic macular degeneration. Ocata’s intellectual property portfolio includes pluripotent stem cell platforms — hESC and induced pluripotent stem cell (iPSC) — and other cell therapy research programs. For more information, visit www.ocata.com.

About Age-related Macular Degeneration

Age-related macular degeneration is the leading cause of vision loss in people over the age of 50. Every year in the USA there are 1.8 million patients newly diagnosed with dry AMD which occurs when light-sensitive photoreceptor cells in the macula, located in the center of the retina, slowly break down, causing vision loss as a result. Photoreceptor breakdown is a consequence of loss or damage to the RPE layer. As the disease progresses, patients may have difficulty reading and recognizing faces.

There is currently no proven medical therapy for dry AMD and the projected number of people worldwide with age-related macular degeneration in 2020 is 196 million, increasing to 288 million in 2040 underscoring the urgent need for new treatments.

About Stargardt’s Disease

Stargardt’s macular degeneration is a form of juvenile macular degeneration that affects vision in children and young adults between the ages of six and 20, with a prevalence of approximately one in 10,000 people in the United States. It is an orphan disease and loss of vision is an inevitable aspect of SMD, with more than half of the patients experiencing vision loss in the range of 20/200-20/400. Like dry AMD, it occurs as a result of damage to the RPE layer and there are no treatments currently approved to prevent or slow the vision loss associated with SMD.

Forward-Looking Statements

All statements, other than historical facts, contained in this news release, including statements regarding the expected timing of the commencement of Ocata’ Pivotal program for SMD and Phase 2 AMD trials, potential timing of commercial launch of a therapeutic product, potential efficacy of Ocata’s RPE therapy for both SMD and dry AMD and any other statements about Ocata’s future expectations, beliefs, goals, plans, results or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the fact that Ocata has no product revenue and no products approved for marketing; Ocata’s limited operating history; the need for and limited sources of future capital; the unknown nature of the regulatory approval process for Ocata’s novel therapeutics such as those being developed by Ocata; potential failures or delays in obtaining regulatory approval of products; risks inherent in the development and commercialization of potential products; reliance on new and unproven technology in the development of products; the need to protect Ocata’s intellectual property; the challenges associated with conducting and enrolling clinical trials; the risk that the results of clinical trials may not support the Company’s product candidate claims; even if approved, the risk that physicians and patients may not accept or use Ocata’s products; Ocata’s reliance on third parties to conduct its clinical trials and to formulate and manufacture its product candidates; and economic conditions generally. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Ocata’s periodic reports, including the Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2014. Forward-looking statements are based on the beliefs, opinions, and expectations of Ocata’s management at the time they are made, and Ocata does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change. Forward-looking statements are based on the beliefs, opinions, and expectations of Ocata’s management at the time they are made, and Ocata does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change. There can be no assurance that Ocata’s future clinical trials will be successful or that the results of previous clinical studies will lead to commercialization or products or therapies.

Contact:

Investors:
Westwicke Partners

John Woolford, 443-213-0506

john.woolford@westwicke.com

or

Press:

Russo Partners

David Schull, 858-717-2310

david.schull@russopartnersllc.com